Exhibit 99.1

B&G Foods Delivers Strong Earnings Growth in Second Quarter

— Reports Adjusted Diluted EPS Growth of 26.7% and EBITDA growth of 10.1% —

— Company Again Increases Full Year 2010 EBITDA Guidance —

Parsippany, N.J., July 27, 2010—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the 13 and 26 weeks ended July 3, 2010 (second quarter and first two quarters of 2010).

Second Quarter Highlights

•                  Adjusted diluted earnings per share* increased 26.7% to $0.19 from $0.15 in prior year quarter

•                  EBITDA* increased 10.1% year-over-year to $28.0 million from $25.5 million

•                  Net sales decreased 1.4% to $121.1 million from $122.9 million

•                  Fiscal 2010 EBITDA guidance increased to range of $109.0 to $112.0 million

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “The brands we have targeted for growth — Ortega and Cream of Wheat in particular — had a solid quarter in both sales and earnings and contributed to our strong bottom line results.  Adjusted diluted EPS grew by 26.7% for the quarter and by 24.2% for the first six months of 2010 even though there are approximately 33% more shares of common stock outstanding.  The second quarter sales decline was primarily the result of customer inventory actions, the early Easter holiday and lower sales of highly promotional brands.  Our six-month EBITDA growth of 9.9% (10.1% in second quarter) and our internal sales forecasts for the remainder of the year, give us the confidence to raise our fiscal 2010 EBITDA guidance to the $109 to $112 million range.”

Financial Results for the Second Quarter of 2010

Net sales for the second quarter of 2010 decreased 1.4% to $121.1 million from $122.9 million for the 13 weeks ended July 4, 2009 (second quarter of 2009).  This $1.8 million decrease was attributable to a unit volume decline of $3.8 million, partially offset by sales price increases of $1.5 million and reduced coupons and slotting expenses of $0.5 million.

Gross profit for the second quarter of 2010 increased 6.9% to $39.4 million from $36.9 million in the second quarter of 2009.  Gross profit expressed as a percentage of net sales increased 2.5 percentage points to 32.5% for the second quarter of 2010 from 30.0% in the second quarter of 2009.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to increased sales prices of $1.5 million, decreases in commodity and ingredient costs and a sales mix shift to higher margin products, slightly offset by higher packaging and fuel surcharge costs.  Operating income increased 11.3% to $24.3 million for the second quarter of 2010, from $21.8 million in the second quarter of 2009.

*     Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for definitions of the terms EBITDA, adjusted net income and adjusted diluted earnings per share as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms EBITDA, adjusted net income and adjusted diluted earnings per share to the most comparable GAAP financial measures.

Net interest expense for the second quarter of 2010 decreased $1.2 million or 10.2% from $12.1 million in the second quarter of 2009 to $10.9 million in the second quarter of 2010.  The decrease in net interest expense in the second quarter was primarily attributable to the refinancing we completed during the second half of 2009 and first quarter of 2010 that reduced our long-term debt and the effective interest rate on our long-term debt from 9.9% in the second quarter of 2009 to 7.9% in the second quarter of 2010.

The Company’s adjusted net income* for the second quarter of 2010 was $9.4 million, and adjusted diluted earnings per share was $0.19, as compared to adjusted net income of $5.4 million and adjusted diluted earnings per share of $0.15, for the second quarter of 2009.  Under U.S. Generally Accepted Accounting Principles (GAAP), the Company’s reported net income was $8.5 million, or $0.18 per diluted share, for the second quarter of 2010, as compared to reported net income of $6.0 million, or $0.17 per diluted share, for the second quarter of 2009.

For the second quarter of 2010, EBITDA increased 10.1% to $28.0 million from $25.5 million for the second quarter of 2009.

Financial Results for the First Two Quarters of 2010

Net sales for the first two quarters of 2010 increased 2.0% to $246.3 million from $241.5 million in the comparable period 2009.  This $4.8 million increase was attributable to unit volume and sales price increases of $2.6 million and $3.4 million, respectively, partially offset by an increase in coupons and slotting expenses of $1.2 million.

Gross profit for the first two quarters of 2010 increased 7.7% to $81.4 million from $75.6 million in the comparable period of last year.  Gross profit expressed as a percentage of net sales increased 1.8 percentage points to 33.1% in the first two quarters of 2010 from 31.3% in the comparable period of fiscal 2009.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to increased sales prices of $3.4 million, decreases in commodity and ingredient costs and a sales mix shift to higher margin products, slightly offset by an increase in packaging and fuel surcharge costs.  Operating income increased 11.0% to $50.7 million during the first two quarters of 2010, compared to $45.7 million in the comparable period of fiscal 2009.

Net interest expense for the first two quarters of 2010 decreased $4.9 million or 18.6% from $26.4 million in the first two quarters of 2009 to $21.5 million for the first two quarters of 2010.  The decrease in net interest expense in the first two quarters of 2010 was primarily attributable to the refinancing we completed during the second half of 2009 and first quarter of 2010 that reduced our long-term debt and the effective interest rate on our long-term debt from 9.9% in the first two quarters of 2009 to 8.2% in the first two quarters of 2010.

The Company’s adjusted net income* for the first two quarters of 2010 was $19.8 million, and adjusted diluted earnings per share was $0.41, as compared to adjusted net income of $12.0 million and adjusted diluted earnings per share of $0.33, for the comparable period of fiscal 2009.  Under U.S. Generally Accepted Accounting Principles (GAAP), the Company’s reported net income was $8.8 million, or $0.18 per diluted share, for the first two quarters of 2010, as compared to reported net income of $11.9 million, or $0.33 per diluted share, for the comparable period of fiscal 2009.

For the first two quarters of 2010, EBITDA increased 9.9% to $58.0 million from $52.8 million for the comparable period of fiscal 2009.

Guidance

For the second consecutive quarter, B&G Foods increased its full-year fiscal 2010 performance expectations.  The Company now expects EBITDA for fiscal 2010 to be approximately $109.0 to $112.0 million instead of the previously anticipated $108.0 to $111.0 million.  B&G Foods continues to expect to make capital expenditures of approximately $11.0 million in the aggregate during fiscal 2010.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, July 27, 2010.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (800) 967-7140 or for international callers by dialing (719) 457-2647.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers.  The password is 4353735.  The replay will be available from July 27, 2010 through August 3, 2010.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share” and “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with unrealized gains or losses on the Company’s interest rate swap and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

A reconciliation of EBITDA to net income and to net cash provided by operating activities is included below for the second and first two quarters of 2010 and 2009, along with the components of EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to our expectations regarding EBITDA and capital expenditures for fiscal 2010.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for fiscal 2009 filed on March 1, 2010.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	July 3, 2010	January 2, 2010
Assets

Current assets:
Cash and cash equivalents	$80,500	$39,930
Trade accounts receivable, less allowance for doubtful accounts and discounts of $536 in 2010 and $631 in 2009	27,524	34,488
Inventories	94,110	86,134
Prepaid expenses	1,752	2,523
Income tax receivable	2,034	864
Deferred income taxes	1,671	1,981
Total current assets	207,591	165,920

Property, plant and equipment, net of accumulated depreciation of $76,337 in 2010 and $72,217 in 2009	54,056	53,598
Goodwill	253,353	253,353
Trademarks	227,220	227,220
Customer relationship intangibles, net	106,643	109,868
Net deferred debt financing costs and other assets	9,816	6,935
Total assets	$858,679	$816,894

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$25,892	$22,574
Accrued expenses	21,687	18,326
Dividends payable	8,098	8,052
Total current liabilities	55,677	48,952

Long-term debt	477,588	439,541
Other liabilities	18,657	19,265
Deferred income taxes	87,534	83,528
Total liabilities	639,456	591,286
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; 47,635,640 and 47,367,292 issued and outstanding as of July 3, 2010 and January 2, 2010	476	474
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; no shares issued or outstanding	—	—
Additional paid-in capital	215,694	231,549
Accumulated other comprehensive loss	(8,728)	(9,377)
Retained earnings	11,781	2,962
Total stockholders’ equity	219,223	225,608
Total liabilities and stockholders’ equity	$858,679	$816,894

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009

Net sales	$121,145	$122,899	$246,327	$241,537
Cost of goods sold	81,747	86,033	164,901	165,922
Gross profit	39,398	36,866	81,426	75,615

Operating expenses:
Sales, marketing and distribution expenses	10,614	10,929	22,121	21,916
General and administrative expenses	2,849	2,478	5,394	4,817
Amortization expense—customer relationships	1,612	1,612	3,225	3,225
Operating income	24,323	21,847	50,686	45,657

Other expenses:
Interest expense, net	10,898	12,137	21,520	26,426
Loss on extinguishment of debt	—	—	15,224	—
Income before income tax expense	13,425	9,710	13,942	19,231
Income tax expense	4,932	3,681	5,123	7,289
Net income	$8,493	$6,029	8,819	11,942

Basic weighted average shares outstanding:
Class A common stock	47,625	35,945	47,526	36,071
Diluted weighted average shares outstanding:
Class A common stock	48,450	36,008	48,197	36,071

Basic and diluted earnings per share:
Basic Class A common stock	$0.18	$0.17	$0.19	$0.33
Diluted Class A common stock	$0.18	$0.17	$0.18	$0.33
Cash dividends declared per share:
Class A common stock	$0.17	$0.17	$0.34	$0.34

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
	(Dollars in thousands)
Net income	$8,493	$6,029	$8,819	$11,942
Income tax expense	4,932	3,681	5,123	7,289
Interest expense, net(1)	10,898	12,137	21,520	26,426
Depreciation and amortization	3,698	3,610	7,357	7,170
Loss on extinguishment of debt(2)	—	—	15,224	—
EBITDA (3)	28,021	25,457	58,043	52,827
Income tax expense	(4,932)	(3,681)	(5,123)	(7,289)
Interest expense, net	(10,898)	(12,137)	(21,520)	(26,426)
Deferred income taxes	2,652	3,113	2,759	5,947
Amortization of deferred financing costs and bond discount	500	820	1,015	1,612
Unrealized loss (gain) on interest rate swap	1,046	(1,482)	1,349	(739)
Reclassification to net interest expense for interest rate swap	424	424	847	846
Share-based compensation expense	1,007	1,055	1,470	1,802
Excess tax benefits from share-based compensation	—	—	(330)	—
Changes in assets and liabilities	3,799	(6,863)	4,985	(11,248)
Net cash provided by operating activities	$21,619	$6,706	$43,495	$17,332

(1)                 Net interest expense in the second quarter and first two quarters of 2010 and 2009 includes costs relating to the unrealized loss on our interest rate swap subsequent to our determination that the swap was no longer an effective hedge for accounting purposes, due to Lehman’s bankruptcy filing in September 2008 and a reclassification of amounts recorded in accumulated other comprehensive loss related to the swap.  See our Quarterly Report on Form 10-Q filed with the SEC on July 27, 2010 for additional details.

(2)                 Loss on extinguishment of debt for the first two quarters of 2010 includes $15.2 million of costs relating to our repurchase and redemption of $69.5 million aggregate principal amount of senior subordinated notes and $240.0 million aggregate principal amount of senior notes, including $10.7 million for the payment of a repurchase premium and a non-cash charge of $4.5 million for the write-off of unamortized deferred debt financing costs associated with the notes repurchased.  During the second quarter of 2010 and first two quarters of 2009, we did not extinguish any debt.

(3)                 EBITDA is a measure used by management to measure operating performance.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and our senior notes indenture contain ratios based on this measure. As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends. Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, loss on extinguishment of debt, interest and related expenses and income taxes. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Reported net income	$8,493	$6,029	$8,819	$11,942
Loss on extinguishment of debt, net of tax(1)	—	—	9,591	—
Non-cash adjustments on interest rate swap, net of tax(2)	926	(657)	1,383	66
Adjusted net income	$9,419	$5,372	$19,793	$12,008
Adjusted diluted EPS — Class A common stock	$0.19	$0.15	$0.41	$0.33

(1)         Loss on extinguishment of debt for the first two quarters of 2010 includes $15.2 million of costs relating to our repurchase and redemption of $69.5 million aggregate principal amount of senior subordinated notes and $240.0 million aggregate principal amount of senior notes, including $10.7 million for the payment of a repurchase premium and a non-cash charge of $4.5 million for the write-off of unamortized deferred debt financing costs associated with the notes repurchased.  During the second quarter of 2010 and first two quarters of 2009, we did not extinguish any debt.

(2)         Includes an unrealized loss (gain) on interest rate swap and a reclassification from accumulated other comprehensive loss to interest expense, net on interest rate swap.  The counterparty of the Company’s interest rate swap is an affiliate of Lehman Brothers.  Following the bankruptcy of Lehman Brothers, we determined that the interest rate swap was no longer an effective hedge for accounting purposes.